                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
--------                                            OMB Number:  3235-0287
 FORM 4                                             Expires: September 30, 1998
--------                                            Estimated average burden
Check this block if no longer                       hours per response .... 0.5
subject to Section 16.                              ---------------------------
Form 4 or Form 5
obligations may continue.
See Instruction 1(c).


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

         Filed pursuant to Section 16(a) of the Securities Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person   2. Issuer Name and Ticker     4. Statement for Month/Year    6. Relationship of Reporting
   Grosser,      Robert                       or Trading Symbol                                            Person to Issuer
----------------------------------------      CITYSCAPE FINANCIAL           October 1997                      (Check all applicable)
     (Last)     (First)     (Middle)          CORP. (CTYS)               --------------------------------
                                           ----------------------------  5. If Amendment, Date of          X  Director  X  10% Owner
           565 Taxter Road                 3. IRS or Social Security        Original (Month/Year)          X  Officer   -- Other
----------------------------------------      Number of Reporting                                             (give title  (specify
             (Street)                         Person (Voluntary)         --------------------------------      below)       below)
                                                                                                           Financial Director and
                                                                                                           Director of Subsidiary
                                                                                                           ------------------------
                                                                                                          7. Individual or Joint/
  Elmsford       New York       10523                                                                        Group Filing Reporting
--------------------------------------     ----------------------------                                      (Check Applicable
      (City)      (State)      (Zip)                                                                         Line)

                                                                                                               X  Form filed by One
                                                                                                                  Reporting Person
                                                                                                              --- Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
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                                                  TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security                         2. Transaction Date             3. Transaction             4. Securities Acquired(A)
    (Instr. 3)                                   (Month/Day/Year)                Code                       or Disposed of (D)
                                                                                 (Instr. 8)                 (Instr. 3, 4 and 5)
                                                                         -------------------------   ------------------------------
                                                                          Code               V       Amount    (A) or (D)     Price
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COMMON STOCK                                     10/22/97                 J(1)                       50,000        D          $3.31
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COMMON STOCK                                     10/22/97                 J(1)                       50,000        D          $3.06
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COMMON STOCK                                     10/22/97                 J(1)                       25,000        D          $3.00
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COMMON STOCK                                     10/22/97                 J(1)                       25,000        D          $2.75
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COMMON STOCK                                     10/22/97                 J(1)                       25,000        D          $2.56
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COMMON STOCK                                     10/22/97                 J(1)                       25,000        D          $2.38
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COMMON STOCK
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COMMON STOCK
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COMMON STOCK
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COMMON STOCK
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COMMON STOCK
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COMMON STOCK
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1. Title of Security                    5. Amount of Securities               6. Ownership Form:            7. Nature of Indirect
    (Instr. 3)                              Beneficially Owned at                 Direct (D) or                      Beneficial
                                            End of Month                          Indirect (I)                       Ownership
                                            (Instr. 3 and 4)                      (Instr. 4)                         (Instr. 4)
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COMMON STOCK                                                                         D
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COMMON STOCK                                                                         D
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COMMON STOCK                                                                         D
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COMMON STOCK                                                                         D
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COMMON STOCK                                                                         D
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COMMON STOCK                                                                         D
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COMMON STOCK                                 3,788,444                               D
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COMMON STOCK                                       800(2)                            I                             By daughter
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COMMON STOCK                                       800(2)                            I                             By daughter
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COMMON STOCK                                       640(3)                            I                             By spouse
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COMMON STOCK                                       800(4)                            I                             By daughter
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COMMON STOCK                                       800(4)                            I                             By daughter
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Reminder: Report on a separate line for each class
of securities beneficially owned directly or indirectly.              Page 1
                           (Print or Type Responses)             SEC 1474 (8/92)


FORM 4 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
                                         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


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                                                                                  5. Number of             6. Date
                                                                                     Derivative               Exercisable and
                          2. Conver-                                                 Securities               Expiration Date
                             sion, or                            4. Transaction      Acquired (A) or          (Month/Day/Year)
                             Exercise                               Code             Disposed of (D)        ---------------------
                             Price of                               (Instr. 8)       (Instr. 3, 4 and 5                  Expira-
1. Title of Derivative       Derivative   3. Transaction Date    ----------------    -------------------    Date         tion
   Security (Instr. 3)       Security        (Month/Day/Year)      Code       V        (A)          (D)     Exercisable  Date
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EMPLOYEE STOCK               $13.25                                                                         4/22/97     4/22/07
OPTION (RIGHT TO BUY)
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7. Title and Amount of                               9. Number of      10. Ownership
   Underlying Securities                                Derivative         Form of
   (Instr. 3 and 4)                                     Securities         Derivative         11. Nature of
-----------------------------     8. Price of           Beneficially       Security:              Indirect
                  Amount or          Derivative         Owned at           Direct (D) or          Beneficial
                  Number             Security           End of Month       Indirect (I)           Ownership
    Title         of Shares          (Instr. 5)         (Instr. 4)         (Instr. 4)             (Instr. 4)
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   COMMON          25,000                               25,000                D
   STOCK
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Explanation of Responses:

(1) On July 21, 1997, the reporting person entered into a Credit Facility with Oppenheimer & Co., Inc. ("Oppenheimer") pursuant to which balances outstanding under the Credit Facility are secured by a pledge of the reporting person's securities. Pursuant to the terms of the Credit Facility, Oppenheimer sold these securities and aplied the proceeds from such sale to the outstanding balance of the Credit Facility.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.


/s/ Robert Grosser                   11/10/97
-----------------------------------------------
**Signature of Reporting Person        Date

NA972800.148/6

SEC 1474 (8/92)